Exhibit 10.2

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

EXECUTION VERSION

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (together with all schedules attached hereto, the “Agreement”) is entered into as of August 11, 2014 (the “Execution Date”) and is effective as of the Effective Date (as defined in the License Agreement (as defined below)) between MANNKIND CORPORATION, a Delaware corporation (“MannKind”), having a principal place of business at 28903 North Avenue Paine, Valencia, California 91355, USA, and SANOFI-AVENTIS DEUTSCHLAND GMBH, a company organized and existing under the laws of Germany (“Sanofi”), with a place of business at 65926 Frankfurt am Main, Germany.

RECITALS

WHEREAS, MannKind has developed and has obtained approval in the United States of Product for improvement of glycemic control in adult patients with diabetes and owns or controls certain patents, know-how and other intellectual property related to Product;

WHEREAS, Sanofi is engaged in the development and commercialization of pharmaceutical products;

WHEREAS, MannKind, Technosphere International C.V., a Dutch limited partnership, MannKind Netherlands B.V., a Dutch limited liability company, and Sanofi are entering into a License and Collaboration Agreement of even date herewith (as may be amended, the “License Agreement”) under which Sanofi is receiving licenses to develop and commercialize Product in the Territory; and

WHEREAS, MannKind desires to supply Product to Sanofi and its Affiliates in connection with the License Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MannKind and Sanofi hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the License Agreement. The following terms used herein shall have the following meanings:

1.1 “Amphastar” shall mean Amphastar France Pharmaceuticals S.A.S.

1.2 “[…***…] Insulin” shall have the meaning set forth in Article 13.

1.3 “Arbitration Deadline” shall have the meaning set forth in Section 12.2.

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1.4 “Audit Disagreement” shall have the meaning set forth in Section 4.4(d).

1.5 “Binding Forecast” shall have the meaning set forth in Section 3.2.

1.6 “Certificate of Conformance” shall have the meaning set forth in Section 5.2(b).

1.7 “cGMP” shall mean the current good manufacturing practices for the manufacture and testing of pharmaceutical materials and devices required by the FDA or other Regulatory Authority(ies).

1.8 “Clinical Supply Agreement” shall have the meaning set forth in Section 2.1(a)(ii).

1.9 “Clinical Supply Quality Agreement” shall have the meaning set forth in Section 2.1(a)(ii).

1.10 “COGS Cap” shall have the meaning set forth in Section 4.1.

1.11 “Commercially Reasonable Manufacturing Efforts” shall mean, with respect to the efforts and resources required to fulfill any Manufacturing obligation hereunder, the use of reasonable efforts and resources, in good faith, consistent with the customary legal, medical, scientific judgment and business practices of large or medium size Manufacturing companies in the pharmaceutical industry or the biotech industry.

1.12 “Cost of Goods” shall mean, with respect to any Product supplied within the scope of this agreement the unit cost of manufacture consisting of (a) Direct Material Costs, (b) Direct Operating Labor Costs and (c) Indirect Expenses, each as defined below, all as fairly and reasonably attributable to the Product within the scope of this Agreement.

(a) “Direct Material Costs” means the cost of purchased materials used in the manufacture or packaging of the Product, including costs of Raw Materials, excipients, intermediates and laboratory reagents and consumables, and costs of packaging materials, labels and other printed materials used in the production of Product;

(b) “Direct Operating Labor Costs” means the personnel cost of employees directly employed in the manufacturing, packaging, quality testing or release of the Product, including basic wages, labor and related payroll taxes and benefits; and

(c) “Indirect Expenses” means:

(i) Depreciation costs or lease/rental for manufacturing buildings and equipment and costs for maintenance and repair of such buildings and equipment. The depreciation costs shall be allocated using an appropriate methodology. Costs of equipment shall be based on a planned utilization of equipment. Facility and equipment depreciation and/or lease/rental shall be allocated to production proportionate to the usage of the Manufacturing facility and equipment for the actual Manufacturing of Product;

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(ii) Allocable Overhead, as such term is defined in Exhibit B to the License Agreement;

(iii) Quality assurance activities;

(iv) Interim transportation, or any related transportation cost including tertiary packaging and storage of Product, as incurred or spent in connection with this Agreement;

(v) Costs of approved Third Party manufacturers (such costs will include the actual amount paid including the benefit of any price reductions, payment or terms discounts or other reimbursements, such as volume discounts, that may be applicable to such purchases); and

(vi) Subject to Section 6.4, costs associated with changes of the Product Specifications or the Manufacturing Process.

For the avoidance of doubt, the following expenses will not be included in Cost of Goods:

(A) Expenses associated with excess or idle capacity (including insurance and maintenance thereof), subject to Section 2.1(b)(ii);

(B) The value of any stock provisions or write-offs, either due to quality non-compliance, or obsolescence and any associated costs for physical destruction;

(C) Project related costs (e.g., process development, plant commissioning, process improvement projects);

(D) Support functions not allocated to the Product within the scope of this Agreement;

(E) Costs of asset write off;

(F) Indemnities incurred by the supplier; and

(G) Business interruption insurance and product liability insurance.

1.13 “CPI” shall have the meaning set forth in Section 4.1(b).

1.14 “Cumulative COGS” shall have the meaning set forth in Section 4.1(c)(i).

1.15 “Due Date” shall have the meaning set forth in Section 4.3(b).

1.16 “Estimated Annual Volume” shall have the meaning set forth in Section 3.2.

1.17 “Estimated COGS” shall have the meaning set forth in Section 4.1.

1.18 “Forecast” shall have the meaning set forth in Section 3.2.

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1.19 “Grace Period” shall have the meaning set forth in Section 6.7(c).

1.20 “Hardship” shall have the meaning set forth in Section 4.1(b)(ii).

1.21 “IBA Guidelines on Evidence” shall have the meaning set forth in Section 12.2.

1.22 “ICH” shall mean the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.23 “Indemnitee” shall have the meaning set forth in Section 11.3.

1.24 “Indemnitor” shall have the meaning set forth in Section 11.3.

1.25 “Insulin Exercise Notice” shall have the meaning set forth in Article 13.

1.26 “Insulin Price” shall have the meaning set forth in Article 13.

1.27 “Insulin Put Option” shall have the meaning set forth in Article 13.

1.28 “Intervening Event” shall have the meaning set forth in Section 14.1.

1.29 “Launch Quantities” shall have the meaning set forth in Section 3.1.

1.30 “License Agreement” shall have the meaning set forth in the Recitals to this Agreement.

1.31 “Losses” shall have the meaning set forth in Section 11.1.

1.32 “MannKind Facility” shall mean MannKind’s facility located in Danbury, Connecticut, USA, where Product shall be Manufactured for Sanofi under this Agreement.

1.33 “MannKind Indemnitees” shall have the meaning set forth in Section 11.1.

1.34 “Manufacturing Process” shall have the meaning set forth in Section 6.4.

1.35 “Manufacturing Right” shall have the meaning set forth in Section 6.7(b).

1.36 “Manufacturing Technology” shall mean all MannKind Technology that is necessary or useful for the Manufacture of Product, including such Information contained in the CMC section of any applicable Regulatory Filing and trade secrets, and including materials receiving and inspection procedures, Product work instructions and standard operating procedures, records of yield for each Manufacturing step, Product engineering reports and improvement plans, list of instrumentation and description of the analytical methods used for the testing of the Product and the materials, device master file, device design history file and mold process documentation.

1.37 “Objection Notice” shall have the meaning set forth in Section 5.3(b).

1.38 “Paid Price” shall have the meaning set forth in Section 4.1.

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1.39 “Party” shall mean MannKind or Sanofi individually, and “Parties” shall mean MannKind and Sanofi collectively.

1.40 “Product Specifications” shall mean the specifications for Product contained in the NDA for Product or in the applicable Marketing Approval of any country or jurisdiction in the Territory other than the United States, as applicable, and any other specifications mutually agreed to in writing by the Parties and changes to such specifications made at the request of a Regulatory Authority in a given country or jurisdiction in the Territory or by written agreement of the Parties from time to time, including the specifications set forth in the Quality Agreement.

1.41 “Put Closing Date” shall have the meaning set forth in Article 13.

1.42 “Quality Agreement” shall have the meaning set forth in Section 5.1.

1.43 “Raw Materials” shall have the meaning set forth in Section 6.1(a).

1.44 “S&OP Process” shall have the meaning set forth in Section 2.3(b).

1.45 “Sanofi Indemnitees” shall have the meaning set forth in Section 11.2.

1.46 “Sanofi Site” shall have the meaning set forth in Section 2.1(b)(ii).

1.47 “Semi-Finished Product” shall have the meaning set forth in Section 6.5(b).

1.48 “SKU” shall mean stock keeping unit.

1.49 “Term” shall have the meanings provided in Section 10.1.

1.50 “Testing Technology/Processes” shall mean all technology and processes in the possession, custody or control of MannKind that are necessary or useful for the testing of Product or any component thereof to determine whether it meets Product Specifications.

1.51 “Third Party Claims” shall have the meaning set forth in Section 11.1.

1.52 “Trigger Event” shall have the meaning set forth in Section 6.7(b).

ARTICLE 2

PURCHASE AND SUPPLY

2.1 Supply by MannKind.

(a) Supply Obligation.

(i) Commercial Supply. Subject to the terms and conditions of this Agreement (including Sections 2.1(b)(ii) and 6.7), MannKind will Manufacture or have Manufactured and supply or have supplied to Sanofi or its Affiliates or its sublicensees such quantities and SKUs of Product as requested by Sanofi to cover total commercial requirements of

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Sanofi (for Sanofi and its Affiliates and its sublicensees) for Product in the Field in the Territory, including Product requested by Sanofi for promotional activities.

(ii) Clinical Supply. As soon as reasonably practicable after the Effective Date, the Parties shall enter into a written agreement (the “Clinical Supply Agreement”) setting forth terms and conditions pursuant to which MannKind will Manufacture or have Manufactured and supply or have supplied to Sanofi such quantities and SKUs of Product as requested by Sanofi for any Development activities in the Field in the Territory as well as a quality agreement that details the quality assurance obligations of each Party relating thereto (the “Clinical Supply Quality Agreement”). Prior to effectiveness of the Clinical Supply Agreement and the Clinical Supply Quality Agreement, MannKind will Manufacture or have Manufactured and supply or have supplied to Sanofi in accordance with the terms of this Agreement and the Quality Agreement, as applicable, such quantities and SKUs of Product as requested by Sanofi for any Development activities in the Field in the Territory.

(b) Exclusivity.

(i) Exclusive Supply. Subject to the terms and conditions of this Agreement (including Sections 2.1(b)(ii) and 6.7), (a) MannKind will be the exclusive supplier to Sanofi and its Affiliates and its sublicensees of Product during the Term, and (b) Sanofi agrees that in no event shall Sanofi or its Affiliates or its sublicensees Manufacture or have Manufactured Product, or purchase Product from any party other than MannKind. Notwithstanding the foregoing, the Parties shall upon Sanofi’s request discuss in good faith the possibility that Sanofi perform final packing of Product (insertion of Device and sealed foil packages containing blister cards of cartridges).

(ii) Sanofi Option. Notwithstanding the foregoing, the Parties acknowledge and agree that Sanofi shall have the option (the “Sanofi Option”), exercisable at Sanofi’s sole discretion upon written notice to MannKind, to establish another facility of Sanofi or its Affiliate in which Product will be Manufactured (such facility, the “Sanofi Site”), it being understood that such Sanofi Option shall not be exercised before MannKind has committed the capital investment required to bring the MannKind Facility to a level of capacity representing approximately […***…] percent ([…***…]%) of its maximum capacity (corresponding under MannKind’s current investment plan to the Manufacture of approximately […***…] cartridges of Product annually). For the avoidance of doubt, development of capacity at the MannKind Facility and/or the Sanofi Site shall be submitted to the approval of the JAC.

(iii) Effect of Exercise of the Sanofi Option and Qualification of the Sanofi Site. Upon the exercise of the Sanofi Option, (x) the Parties will coordinate the planning for the Sanofi Site with any further expansion of the MannKind Facility to minimize underutilization of both the MannKind Facility and the Sanofi Site after the Sanofi Site is subsequently qualified, and (y) MannKind will perform those technology transfer obligations triggered by exercise of the Sanofi Option set forth in Section 6.6. Upon qualification of the Sanofi Site, Section 2.1(b)(i) shall be deemed amended so that all references to “MannKind” therein shall be deemed to be references to “MannKind and the Sanofi Site”. From and after qualification of the Sanofi Site, the MannKind Facility and the Sanofi Site shall each be entitled

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to Manufacture and supply one-third (1/3) of total Product volumes (at their respective Cost of Goods and without reference to any COGS Cap), with the last one-third (1/3) of Product volumes being allocated to the MannKind Facility and/or the Sanofi Site in a manner that minimizes the overall Cost of Goods; provided, however, that if such allocation of Product volumes results in underutilization of either the MannKind Facility or the Sanofi Site, then notwithstanding Section 1.12, (1) during such period(s) that MannKind delivers all of its volume allocation within the tolerances set forth in Section 3.4, then the costs of such underutilization shall be included in the Cost of Goods for Product Manufactured and supplied from the MannKind Facility at all times that the MannKind Facility is under-utilized as a result of such allocation of Product volumes between the MannKind Facility and the Sanofi Site; and (2) the costs of such underutilization shall be included in the Cost of Goods for Product Manufactured and supplied from the Sanofi Site at all times that the Sanofi Site is under-utilized as a result of such allocation of Product volumes between the MannKind Facility and the Sanofi Site.

2.2 Form of Supply. MannKind shall supply Product to Sanofi in the form of finished Product (i.e., individual doses, final packaging, etc.) ready and suitable for distribution and sale to the market in the relevant jurisdiction in the Territory (or as otherwise reasonably requested by Sanofi with respect to Product for any Development activities permitted under the License Agreement). Without limiting the foregoing, MannKind shall be responsible for packaging Product in blister cards contained in a foil overwrap and supplying Product to Sanofi in finished packaging, including (a) all labeling and other written, printed or graphic content (i) affixed to Product or any container or wrapper utilized with Product or (ii) accompanying Product, including package inserts, and (b) all containers for Product, including cartons, shipping cases or any other like matter used in packaging or accompanying Product. All such packaging shall be in a form approved in advance by Sanofi and MannKind shall include Sanofi’s name on such packaging in the manner and format specified by Sanofi. MannKind shall be responsible for ensuring that all labels and packaging for Product supplied hereunder shall, at the time of supply, conform to the labels for the Product approved by Sanofi.

2.3 Cooperation.

(a) Monthly Review. Each Party shall forthwith upon execution of this Agreement, appoint one (1) of its employees to be a relationship manager responsible for acting as liaison between the Parties with regard to matters described in this Agreement. The relationship managers shall meet (either in person or by phone) not less than monthly to review the current status of the business relationship and manage any issues that have arisen.

(b) Sales and Operational Planning. The Parties, through their relationship managers, shall establish a process for aligning Sanofi’s sales plans with MannKind’s operations plans in order to (i) optimize Product supply taking into account the utilization of production resources and any equipment and material constraints, (ii) manage inventory levels and order backlogs, and (iii) establish metrics for the measurement of effective performance (the “S&OP Process”). The Parties agree that the S&OP Process will form the basis for MannKind’s master production schedule and for decisions about material and labor resources. Accordingly, Sanofi acknowledges the need for accurate and timely adjustments to Forecasts so that supply capacity can be managed appropriately.

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(c) Person-in-Plant. Upon MannKind’s receipt of at least seven (7) days’ prior notice from Sanofi during the Term and at no additional cost to Sanofi, Sanofi may place up to two (2) employees or authorized representatives (with such authorized representatives being subject to MannKind’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed) on-site at the MannKind Facility during the Term. Sanofi’s representatives shall have access to MannKind’s production and quality control areas related to the Product (including when in operation) and to Product documentation, it being understood that Sanofi’s representatives at the MannKind Facility shall accept MannKind’s procedures regulating external customer relationships (including cGMP training, hygiene, confidentiality and controlled access to facilities and documents) and will obtain MannKind’s written agreement (such agreement not to be unreasonably withheld, conditions or delayed) prior to any active participation in the Manufacture or testing of Product. MannKind will make available office space to any such Sanofi representatives on-site at the MannKind Facility, and any reasonable and customary related office resources and support services (such as telephone and data communications wiring in such facilities and patch cables located in network wiring closets in such facilities, parking privileges, access cards or badges, and furniture), at a level of support that MannKind provides such items to its own comparable employees.

(d) Continuous Improvement. MannKind shall continuously seek to improve the actual Cost of Goods throughout the Term, and, at the request of Sanofi, provide Sanofi with written evidence demonstrating the efforts and activities undertaken by MannKind in furtherance thereof through the Manufacturing working group of the JAC. At the request of MannKind, Sanofi shall provide reasonable support to MannKind therefor, such as offering (i) certain Manufacturing services related to the Product at their fully burdened manufacturing cost without any markup, as well as (ii) the supply of certain Raw Materials under the conditions set forth in Section 6.1(a). Notwithstanding the foregoing, MannKind acknowledges and agrees that (x) MannKind is and shall remain solely responsible for the negotiation and execution of supply agreements with all suppliers of Insulin and other Raw Materials; and (y) Sanofi shall not have any obligation with respect to the negotiation or execution of such supply agreements. The Manufacturing working group of the JAC shall discuss and oversee the efforts to reduce Cost of Goods and approve in advance any costs to be incurred by MannKind for such efforts.

(e) Manufacturing Prioritization. MannKind will dedicate to the Manufacture of Products for Sanofi hereunder the first priority with respect to facilities, equipment, and Raw Materials used therefor. If there is a conflict between Manufacture of Product for Sanofi hereunder and the Development or Manufacture of any other product, the conflict will be resolved in favor of Manufacture of Product for Sanofi hereunder.

(f) CAPA Obligations. The Parties acknowledge that (i) prior to the execution of this Agreement, Sanofi performed a formal quality audit and inspection of the MannKind Facility, and (ii) as a result of such audit and inspection, Sanofi identified those corrective actions and preventive actions (each, a “CAPA”) set forth on SCHEDULE D hereto. As soon as reasonably practicable after the Execution Date, but in any event prior to the receipt of Sanofi’s written purchase order for Product, MannKind shall perform each CAPA to the reasonable satisfaction of Sanofi.

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ARTICLE 3

FORECASTS AND PURCHASE ORDERS

3.1 Commercial Launch. Sanofi shall notify MannKind approximately […***…] months in advance of the anticipated First Commercial Sale of Product in the Field in the Territory. Such notification shall include a preliminary estimate of the quantity of Product needed for the commercial launch. Sanofi may change the estimated date of the First Commercial Sale and the estimated quantity of Product needed for such commercial launch at any time by notifying MannKind; provided, however, that Sanofi will provide MannKind with its binding forecast for the amount of Product that will be necessary for commercial launch upon achievement of the [...***...] Milestone, and in any event, at least […***…] months prior to such launch (the “Launch Quantities”).

3.2 Forecasts. In the first week of each month, Sanofi shall provide MannKind with a written eighteen (18) month rolling forecast of its anticipated requirements for Product in the Territory (each a “Forecast”). Sanofi’s initial Forecast is attached hereto as SCHEDULE E. Each Forecast is a non-binding estimate and shall not obligate Sanofi to purchase the volume of Product set forth in such Forecast; provided, however, that, from and after achievement of the [...***...] Milestone, the volume forecasted for the first (1st) three (3) months of each Forecast shall be binding upon Sanofi (such first (1st) three (3) months, the “Binding Forecast”). MannKind shall not be obligated to Manufacture or supply Sanofi with quantities of Product in excess of one hundred ten percent (110%) of the most recent Binding Forecast provided to MannKind but agrees to use Commercially Reasonable Manufacturing Efforts to satisfy Sanofi’s requirement of Product in excess of one hundred ten percent (110%) of the Binding Forecast quantities in accordance with the terms of this Agreement. In addition to the Forecast, the Parties shall by October 1 of each Calendar Year agree upon an annual Product volume forecast, expressed in number of cartridges, for the following Calendar Year (the “Estimated Annual Volume”) for the purpose of determining, in accordance with Section 4.1, the Estimated COGS and the COGS Cap for purchase orders of Product submitted during such Calendar Year.

3.3 Purchase Orders. Sanofi shall order Product by submitting written purchase orders, in such form as the Parties shall agree from time to time, to MannKind specifying the quantities of Product ordered, the desired delivery date for such Product and any special shipping instructions. Sanofi shall order Product in lots of a defined number of units/lot pursuant to each purchase order as reasonably specified by MannKind. Sanofi shall submit each purchase order to MannKind at least ninety (90) days in advance of the desired delivery date specified in such purchase order. MannKind shall confirm acceptance of the purchase order within five (5) days of receipt of the purchase order from Sanofi. If MannKind fails to confirm acceptance of a purchase order within five (5) days of receipt of the purchase order from Sanofi, then such purchase order shall be deemed to have been accepted by MannKind. MannKind shall accept all purchase orders for quantities of Product that are within the amounts specified in the applicable Binding Forecast. MannKind shall make (or in the case of orders in excess of one hundred ten percent (110%) of the Binding Forecast, use Commercially Reasonable Manufacturing Efforts to make) each delivery of Product in the quantity and on the delivery date specified for it on Sanofi’s purchase order, via the mode(s) of transportation and to the party and destination

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specified on such purchase order. Any purchase orders for Product submitted by Sanofi to MannKind shall reference this Agreement and shall be governed exclusively by the terms contained herein. The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any purchase order, confirmation or other document furnished by Sanofi or MannKind that is in any way inconsistent with the terms and conditions contained herein.

3.4 Delivery. MannKind will ship Product to Sanofi in such quantities and on such monthly delivery dates as are specified in purchase orders (with a tolerance of plus/minus five percent (5%) for the quantity, and a tolerance of minus three (3) / plus zero (0) days for the delivery date). Deliveries shall be made FCA (“Free Carrier,” as such term is defined in INCOTERMS 2010) from the location of final Product completion. All deliveries of Product to Sanofi shall be made via such carrier(s) as Sanofi may direct.

3.5 Shelf Life.

(a) For the period prior to FDA or other Regulatory Authority approval of a total shelf life of the Product that is greater than twenty-four (24) months in a particular jurisdiction: Upon delivery for that jurisdiction, the residual shelf life of Product shall, unless otherwise approved by Sanofi, be at least fifteen (15) months; provided, however, that MannKind shall use Commercially Reasonable Manufacturing Efforts to deliver Product with residual shelf life of at least eighteen (18) months; and

(b) For the period from and after FDA approval or other Regulatory Authority of a total shelf life of the Product that is greater than twenty-four (24) months in a particular jurisdiction: Upon delivery for that jurisdiction, the residual shelf life of Product shall, unless otherwise approved by Sanofi, be at least eighty percent (80%) of the Product’s total approved shelf life in the relevant jurisdiction.

3.6 Changes to Purchase Orders. MannKind shall use Commercially Reasonable Manufacturing Efforts to comply with unplanned changes in purchase orders requested by Sanofi either in terms of quantities or delivery dates. In no event shall MannKind implement such unplanned changes without the prior written approval of Sanofi if such changes result in supplementary costs for Sanofi.

ARTICLE 4

PAYMENT TERMS

4.1 Price.

(a) Paid Price, Estimated COGS and COGS Cap. No later than October 2 of each Calendar Year during the Term, the JAC shall determine the price to be paid by Sanofi to MannKind for each unit (i.e., each cartridge) of Product supplied by MannKind to Sanofi during the subsequent Calendar Year (the “Paid Price”), which price shall equal the lower of the Estimated COGS per unit for that year and the COGS Cap per unit, in each case, at the Estimated Annual Volume. The Paid Price shall subsequently be subject to true-up as described in Section 4.1(c). For purposes of this Agreement:

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(i) “Estimated COGS” shall mean the estimated Cost of Goods for Product to be supplied by MannKind to Sanofi or its Affiliates or sublicensees under this Agreement for a specified annual volume of cartridges and at the estimated weighted average Insulin price for a Calendar Year, as adjusted pursuant to Section 4.1(b). The Parties agree that the Estimated COGS for the period from the Effective Date to December 31, 2015, shall be as set forth in SCHEDULE A to this Agreement; and

(ii) “COGS Cap” shall be the maximum price for Product, for a specified annual volume of cartridges and at the weighted average Insulin price determined in accordance with Section 4.1(b)(i), which (A) for the period from the Effective Date until December 31, 2019, shall be as set forth in SCHEDULE B, subject to adjustment in accordance with Section 4.1(b); and (B) for the Calendar Year starting January 1, 2020 and all subsequent Calendar Years during the Term, shall be determined by the JAC for each five-year period prior to the commencement of each such five-year period and shall be subject to adjustment in accordance with Section 4.1(b); in each case, provided that there shall be no COGS Caps from and after qualification of the Sanofi Site.

(b) Adjustments. On January 1, 2016 and at the beginning of each Calendar Year thereafter, the COGS Cap shall be adjusted in accordance with any increase or decrease in the U.S. Consumer Price Index for Prescription Drugs (seasonally adjusted) published by the U.S. Bureau of Labor Statistics (“CPI”) during the previous Calendar Year up to a maximum increase of five percent (5%) per Calendar Year. The Parties acknowledge and agree that unless mutually agreed by the Parties in writing, the COGS Cap shall be calculated in accordance with the values, model and methodology set forth on SCHEDULE B and as exemplified in SCHEDULE C to this Agreement, except that the values reflecting the prices for Insulin and critical Raw Materials (other than Insulin) may be adjusted in accordance with Sections 4.1(b)(i) and 4.1(b)(ii), respectively.

(i) Insulin. The Parties acknowledge and agree that the COGS Cap set forth in SCHEDULE B shall assume the following prices paid by MannKind for Insulin supply: (A) for […***…] an Insulin price of $[…***…]/gram, (B) for […***…], subject to Section 4.1(b), an Insulin price of $[…***…]/gram, and (C) for […***…], subject to Section 4.1(b), […***…], an Insulin price of $[…***…]/gram.

(ii) Hardship. If, due to any reason or cause beyond MannKind’s reasonable control (including market shortage, market embargo, etc.) (a “Hardship”), MannKind is prevented from procuring any critical Raw Material (other than Insulin) at a price reasonably equivalent to that used to calculate the applicable COGS Cap, then MannKind shall promptly inform Sanofi of such Hardship and Parties shall meet to discuss appropriate means, if any, to adjust the values for such critical Raw Material used in the calculation of the COGS Cap to alleviate or mitigate the effects of such Hardship. If the Parties cannot agree upon an appropriate adjustment, the matter shall be referred to the JAC, which shall determine whether to adjust the COGS Cap during the period of such Hardship (and if so, the terms and conditions of such

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modification). For the avoidance of doubt, “Hardship” shall not include MannKind’s mere failure to negotiate or execute a supply agreement with its Raw Material suppliers.

(c) True-Up. Within forty-five (45) days after the end of the Calendar Year in which First Commercial Sale of Product occurs and each subsequent Calendar Year of the Term (each, a “Sales Period”), the Parties shall calculate an annual true-up payment as follows:

(i) The Parties shall compute (A) the cumulative Paid Price for all Product supplied by MannKind in such Sales Period (the “Cumulative Price Paid”); and (B) the lower of (x) the actual cumulative Cost of Goods for all Product supplied by MannKind in such Sales Period, and (y) the COGS Cap determined on the basis of the total annual volume for such Sales Period (such lower amount, the “Cumulative COGS”); provided, however, that if in any Calendar Year the actual cumulative Cost of Goods exceeds the applicable COGS Cap (such difference, the “Overage”), and in the immediately following Calendar Year the actual cumulative Cost of Goods is less than the applicable COGS Cap, then MannKind shall be entitled to add to the Cumulative COGS, for such successive Calendar Year only, an amount equal to the Overage up to, but not exceeding, the COGS Cap.

(ii) (A) If the Cumulative COGS exceeds the Cumulative Price Paid, Sanofi shall pay the difference to MannKind no later than forty-five (45) days after calculation of the true-up payment is due; and (B) if the Cumulative COGS is lower than the Cumulative Price Paid, the difference shall be, at Sanofi’s option, either (1) a credit to be applied against any or all subsequent purchases of Product hereunder or (2) reimbursed to Sanofi no later than forty-five (45) days after calculation of the true-up payment is due.

(d) True-Up Estimates. Within thirty (30) days of each Quarter, MannKind shall provide to Sanofi with MannKind’s then-current estimates of the total true-up amount that MannKind expects to be paid to or by Sanofi at the end of such Calendar Year pursuant to Section 4.1(c).

4.2 Taxes. All payments payable hereunder shall be paid without any reduction or offset for taxes. MannKind shall pay any and all U.S. federal, state, and local income taxes levied on payments to MannKind hereunder and Sanofi shall, in addition to amounts payable pursuant to Section 4.1, pay all other taxes levied on amounts payable hereunder. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their reasonable efforts to cooperate and coordinate with each other to achieve such objective as allowed under Applicable Laws. Each Party shall cooperate with the other to the extent reasonably requested for the purpose of filing any tax returns relating sales, use, transfer, stamp, VAT, withholding, or similar taxes, if any, levied on amounts payable hereunder.

4.3 Invoices; Method of Payments.

(a) MannKind shall invoice Sanofi for the aggregate Estimated COGS or COGS Cap, as applicable, of each shipment of Product at the time of such delivery.

(b) All payments due hereunder to MannKind shall be paid to MannKind in U.S. Dollars not later than forty-five (45) days following the date of receipt of the applicable

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invoice but not earlier than the date of delivery (the “Due Date”), unless such shipment of Product is rejected in accordance with the provisions of Section 5.3. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a U.S. account designated in writing by MannKind or by other mutually acceptable means. Payments hereunder will be considered to be made as of the day on which they are received by MannKind’s designated bank.

4.4 Records.

(a) During the Term, and for a period of three (3) years thereafter, MannKind shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date: (i) records and books of account sufficient to confirm the calculation of the Paid Price, Estimated COGS, actual Cost of Goods and COGS Cap; and (ii) information and data contained in any invoices provided to Sanofi in connection with this Agreement.

(b) On no less than sixty (60) days’ prior written notice from Sanofi, MannKind shall make all such records, books of account, information and data concerning the Paid Price, Estimated COGS, actual Cost of Goods and COGS Cap available for inspection during normal business hours by an independent, certified public accountant selected by Sanofi and reasonably acceptable to MannKind, which acceptance will not be unreasonably withheld or delayed, for the purpose of general review or audit; provided that Sanofi may not request such inspection more than once in any Calendar Year. As a condition to such inspection, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to MannKind, to maintain in confidence all information obtained during the course of any such examination and all reasonable documents will be disclosed to the accountant under these confidential terms. Additionally no accountant may be employed on a contingency basis.

(c) Sanofi shall be solely responsible for its costs in making any such review and audit, unless such review and audit discloses that the Cumulative COGS for a Sales Period, after true-up in accordance with Section 4.1(c), were overstated by more than five percent (5%) by MannKind, in which event MannKind shall be solely responsible for the cost of such review and audit. Any underpayment by Sanofi shall be promptly paid to MannKind, and any overpayment to MannKind by Sanofi shall be promptly refunded to Sanofi or credited toward any unpaid invoice by MannKind to Sanofi. All information disclosed by MannKind or its Affiliates pursuant to this Section 4.4 shall be deemed Confidential Information of MannKind.

(d) If there is a dispute between the Parties related to compliance with applicable accounting standards following any audit performed pursuant to Section 4.4, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(i) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section.

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(ii) Within thirty (30) days of the giving such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

(iii) The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) days of the selection of such independent expert.

(iv) The independent expert shall render a decision on the matter as soon as practicable.

(v) The decision of the independent expert shall be final and binding and shall not be subject to Article 12 hereof, unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

(vi) All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the Party against whom such expert rules.

ARTICLE 5

QUALITY ASSURANCE; ACCEPTANCE

5.1 Quality Agreement. Within ninety (90) days from the Effective Date (or such longer period as agreed by the Parties but in any event at least three (3) months prior to the first delivery of Product to Sanofi), the Parties will enter into an agreement that details the quality assurance obligations of each Party (the “Quality Agreement”). In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the provisions of this Agreement shall govern; provided, however, that the Quality Agreement shall govern in respect of quality issues.

5.2 Specifications; Testing.

(a) Batch Testing. MannKind will have standard analytical testing performed on each Manufactured batch of Product to be shipped to Sanofi to verify that it meets Product Specifications, according to the procedure described in the corresponding documentation, and that Product was Manufactured in accordance with Applicable Laws.

(b) Certificate of Conformance. In connection with delivery of any batch of Product, MannKind shall provide Sanofi with a certificate of conformance signed by an appropriately Qualified Person (“QP”, as such term is defined under the European Union pharmaceutical regulation) or appropriately qualified quality assurance representative when the QP function does not exist, as applicable (the “Certificate of Conformance”). Such Certificate of Conformance shall certify with respect to each batch (identified by batch number) (i) that Product delivered conforms to Product Specifications (including that the Product is free of any viruses and/or transmissible spongiform encephalopathies), as well as any further information

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required by the relevant Regulatory Authorities that Sanofi may have previously notified MannKind is necessary and (ii) that the Product batch has been Manufactured in accordance with cGMP. Sanofi shall be under no obligation to accept any shipment of Product without an accompanying Certificate of Conformance.

5.3 Acceptance and Rejection.

(a) Product Testing. Sanofi, at its expense, may from time to time, but shall have no obligation to, perform such samplings and tests that are designed, in accordance with the methods of analysis and Product Specifications, to determine whether each batch of Product shipped to Sanofi meets Product Specifications. Regardless of Sanofi’s performance or absence of performance of testing, Sanofi may reject any shipment (or portion thereof) of Product if any Product fails to conform to any warranty set forth in Section 8.2 of this Agreement by providing to MannKind written notice of such rejection and the reasons therefor within 30 days of delivery of such Product; otherwise, Sanofi shall be deemed to have accepted such shipment of Product; provided, however, that in the case of Product having a defect that causes Product to fail to conform to any warranty set forth in Section 8.2 of this Agreement, which defect is not discoverable upon reasonable physical inspection of the shipping container (or upon any other inspection or testing that Sanofi, in its sole discretion, may decide to perform) but is discovered at a later time, Sanofi shall, once it discovers the possibility that a Product may have such a defect, notify MannKind within ten (10) days after such discovery of such possible defect.

(b) Replacement of Product and Dispute Procedure. If MannKind notifies Sanofi in writing, within thirty (30) days of MannKind’s receipt of notice that Sanofi is rejecting Product, that MannKind disagrees with Sanofi’s claim that the Product is defective (an “Objection Notice”), the following procedures shall apply. Sanofi and MannKind will review available documentation and perform re-testing of the Product as appropriate to attempt to reach agreement as to whether or not Product fails to conform to any warranty set forth in Section 8.2 of this Agreement. If Sanofi and MannKind fail within ten (10) days after delivery of the Objection Notice to agree as to whether Product is defective, representative samples of the batch of Product in question shall be submitted to a mutually-acceptable independent laboratory or consultant for analysis or review. The results of such evaluation shall be binding upon the Parties. The Parties shall share equally the cost of such evaluation except that the Party that is determined to have been incorrect in its determination of whether Product should be rejected shall assume the responsibility for, and pay, the costs of any such evaluation and reimburse the other for any amounts previously paid to the independent laboratory or consultant in connection with that determination.

(c) Cost of Replacement of Rejected Product. If any shipment of Product is rejected by Sanofi, Sanofi shall have no obligation or duty to pay any amounts payable to MannKind in respect of the rejected Product unless and until there is a determination by the independent laboratory or consultant in support of MannKind’s Objection Notice in accordance with Section 5.3(b). If only a portion of a shipment is rejected, Sanofi shall have no obligation or duty to pay the amount allocable to the defective portion only.

(d) Return of Rejected Product. If a shipment or partial shipment is rejected by Sanofi pursuant to the provisions of this Section 5.3 and there is not a determination by the

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independent laboratory or consultant in support of MannKind’s Objection Notice in accordance with Section 5.3(c), Sanofi shall return to MannKind at MannKind’s request and expense (or, at the election of MannKind, destroy at MannKind’s cost and provide evidence of such destruction to MannKind) any such rejected Product. MannKind shall (i) credit the original invoice in respect of the rejected Product, and (ii) adjust the invoice to Sanofi for any Product that was not rejected, payment of which is due in accordance with the terms of the original invoice.

(e) Supply of Replacement Product. During the pendency of any rejection discussions MannKind shall use Commercially Reasonable Manufacturing Efforts to supply Sanofi with additional Product which Sanofi shall purchase on the same terms as Product that is the subject of the rejection discussions.

ARTICLE 6

MANUFACTURE OF PRODUCT

6.1 Raw Materials.

(a) Procurement. MannKind shall be responsible for obtaining, and shall store any Insulin, raw materials, components, devices, other ingredients and packaging materials required for the Manufacture of Product (“Raw Materials”), in reasonable quantities consistent with Sanofi’s Forecasts and purchase orders. MannKind shall ensure that all Raw Materials conform to their respective specifications and are stored and handled in accordance with cGMP and the Quality Agreement. MannKind shall use Commercially Reasonable Manufacturing Efforts to procure all Raw Materials (other than Insulin) based on tiered pricing (i.e., lower prices for higher volumes). In addition, within two (2) years after the Effective Date, MannKind shall (1) identify alternative suppliers for all critical Raw Materials, and (2) use Commercially Reasonable Manufacturing Efforts to start to qualify alternative suppliers for all critical Raw Materials, in each case, for the purpose of establishing dual-sourcing and back-up supply thereof. At Sanofi’s request, Sanofi and MannKind will negotiate and enter into a separate supply agreement pursuant to which Insulin and, if agreed by the Parties, other Raw Materials, would be supplied by Sanofi or its Affiliates, at Sanofi’s cost (calculated in accordance with IFRS as consistently applied) for such Insulin and other Raw Materials without markup, for use in the Manufacture of Product supplied by MannKind hereunder.

(b) Insulin Restrictions. Notwithstanding any other provision of this Agreement to the contrary, MannKind agrees that it shall not, without the prior written consent of Sanofi (in its sole discretion), use in the Manufacture of any Product hereunder any Insulin that was formulated more than […***…] years prior to the desired date of use. Without limiting the foregoing, MannKind acknowledges and agrees that […***…].

6.2 Manufacture of Product. MannKind will Manufacture Product in accordance with Product Specifications, cGMPs and Applicable Laws. The Parties shall notify each other within three (3) Business Days of any new instructions or specifications required by Regulatory

***Confidential Treatment Requested

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Authorities with jurisdiction over the Manufacture, import, export, use, marketing or sale of Product in the Field in the Territory. The Parties shall confer with each other with respect to any response regarding such instruction or specification and the best means to comply with such requirements. To the extent the instruction or specification specifically relates to the Product (as opposed to a general requirement such as cGMPs), the costs for implementing such changes will be incorporated into the Estimated COGS and actual Cost of Goods. The Manufacturing working group of the JAC shall discuss the Manufacture of Product in accordance with cGMP outside of FDA or ICH requirements, if applicable.

6.3 Packaging. MannKind shall package Product to be supplied in accordance with MannKind’s standard operating procedures, which shall comply and be in accordance with Product Specifications, cGMPs and Applicable Laws.

6.4 Changes to Product Specifications or to the Manufacturing Process.

(a) A Party proposing a change to Product Specifications or the Raw Materials, equipment, process or procedures used to Manufacture Product (the “Manufacturing Process”) shall provide written notice to the other Party. If the proposed change is required by a Regulatory Authority, then such notice shall include disclosure of the Regulatory Authority request and relevant correspondence. Any changes to Product Specifications or to the Manufacturing Process shall be in compliance with the NDA and other Marketing Approvals for Product. Each Party shall notify the other Party of any proposed change to Product Specifications or to the Manufacturing Process.

(b) Any proposed change (other than changes required by a Regulatory Authority in the Territory) shall be subjected to a cost/benefit analysis and to the approval by the JAC, it being understood and agreed that:

(i) neither Party shall be obliged to accept or implement any change where the cost of such change to that Party is greater than the benefit of such change to that Party, and

(ii) neither Party shall withhold or delay acceptance of any change where the cost of such change to that Party is nil or borne by the other Party.

(c) If the change is required by a Regulatory Authority in the Territory, then:

(i) If, at the time of such change and at all times thereafter, no other products are Manufactured at the MannKind Facility, then any expenses of implementing such change shall be paid by MannKind and subsequently reflected in the Paid Price, Estimated COGS and Cost of Goods.

(ii) If, at or after the time of such change, other products are Manufactured at the MannKind Facility, then any expenses of implementing such change shall be paid by MannKind and the relative portion thereof shall be subsequently reflected in the Paid Price, Estimated COGS and Cost of Goods. For the sake of example only, if one (1) other product is Manufactured at the MannKind Facility and utilizes one-half (1/2) of the available capacity of such facility, then one-half (1/2) of such expenses shall be subsequently reflected in

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the Paid Price, Estimated COGS and Cost of Goods; however, if such other product only utilizes one-third (1/3) of the available capacity, then two-thirds (2/3) of such expenses shall be subsequently reflected in the Paid Price, Estimated COGS and Cost of Goods.

(d) For the sake of clarity, MannKind shall bear all of the expenses incurred to implement a change that is necessary to bring MannKind back into compliance with the Product Specifications or remedy any non-compliance with a prior approval from a Regulatory Authority (and, for the further sake of clarity, such expenses shall not be reflected in the Paid Price, Estimated COGS and/or Cost of Goods).

6.5 Inventory.

(a) Sanofi shall carry a reasonable quantity of inventory of Product (i.e., at least […***…] of inventory of Product (calculated based on the amounts of Product set forth in the […***…] of the most current Forecast)). The cost of Sanofi carrying such inventory of Product and insuring the same shall be borne by Sanofi.

(b) Commencing on the Effective Date and subject to achievement of the […***…] Milestone, MannKind shall use Commercially Reasonable Manufacturing Efforts to build at least […***…] months of inventory of Semi-Finished Product (calculated based on the amounts of Product set forth in the first […***…] months of the most current Forecast and inclusive of Launch Quantities) prior to the First Commercial Sale of Product in the Field in the Territory. For the period from and after the shipment to Sanofi of the Launch Quantities, MannKind shall carry at least […***…] months of inventory of Semi-Finished Product (calculated based on the amounts of Product set forth in the most current Binding Forecast). The cost of MannKind carrying such inventories of Product and insuring the same shall be borne by MannKind. For purposes of this Agreement, “Semi-Finished Product” shall mean semi-finished Product (i.e., foil-wrapped blister packs) with remaining shelf life sufficient to allow the supply of finished Product that meets the minimum remaining shelf life requirements set forth in Section 3.5.

(c) MannKind shall use Commercially Reasonable Manufacturing Efforts to maintain at least […***…] months of inventory (calculated based on the amounts of Product set forth in the first […***…] months of the most current Forecast) of Insulin less than […***…] years old, unless otherwise approved by Sanofi in accordance with Section 6.1(b).

6.6 Technology Transfer.

(a) Testing Technology/Processes. Upon Sanofi’s request, MannKind will promptly: (i) transfer to Sanofi or its Affiliate any Testing Technology/Processes and other information necessary to enable Sanofi or its Affiliate to test Product to determine if such Product complies with Product Specifications; (ii) describe to Sanofi all testing equipment reasonably necessary to enable Sanofi or its Affiliate to test Product to determine if such Product complies with Product Specifications; (iii) otherwise provide the technology transfer services described in Section 6.6(c) reasonably necessary to enable Sanofi or its Affiliate to test Product to determine if such Product complies with Product Specifications; and (iv) perform parallel testing of the same Product in order to validate that full testing capabilities have been effectively

***Confidential Treatment Requested

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transferred to Sanofi. For the sake of clarity, the obligations of MannKind pursuant to this Section 6.6(a) shall renew on a jurisdiction-by-jurisdiction basis outside of the United States with respect to any subsequent testing (or re-testing) that may be required by any applicable Regulatory Authority prior to any Commercialization of the Product in each such jurisdiction.

(b) Manufacturing Technology. Upon a Trigger Event or exercise of the Sanofi Option, MannKind will: (i) transfer to Sanofi or its Affiliate any and all Manufacturing Technology necessary to enable Sanofi or its Affiliate or sublicensee to Manufacture Product in accordance with the Product Specifications and (ii) otherwise provide Sanofi or its Affiliate the technology transfer services described in Section 6.6(c) reasonably necessary to enable Sanofi or its Affiliate or sublicensee to Manufacture and supply Product in accordance with Product Specifications. At Sanofi’s request, MannKind shall promptly provide to Sanofi copies of all agreements between MannKind or its Affiliates and Third Party suppliers, vendors, or distributors that relate to the supply of any Raw Materials used in or in connection with the Products in the Territory. Upon a Trigger Event or exercise of the Sanofi Option, MannKind shall promptly and reasonably cooperate to assist Sanofi in obtaining the benefits of any Third Party agreements of MannKind relating to the Products (including assisting Sanofi in identifying and contacting such Third Party suppliers, agreeing to relieve such Third Party suppliers of any exclusivity obligations to MannKind, etc.). For the sake of clarity, the costs incurred by MannKind in performing such activities (i) in the event of a Trigger Event, shall be borne by MannKind and shall not be reflected in the Paid Price, Estimated COGS and/or Cost of Goods, and shall not be considered Allowable Expenses for purposes of Exhibit B to the License Agreement and (ii) in the event of the exercise of the Sanofi Option, shall be reimbursed by Sanofi and shall be considered Allowable Expenses for purposes of Exhibit B to the License Agreement.

(c) Technology Transfer Obligations. MannKind acknowledges and agrees that the technology transfer obligations pursuant to Sections 6.6(a) and 6.6(b) shall include MannKind’s obligation to provide such support, cooperation, consulting, training and assistance as is reasonably requested by Sanofi, including: (i) permitting Sanofi and its representatives to observe the testing and Manufacture of the Products at the MannKind Facility, (ii) providing reasonable access to and consultation with MannKind personnel and consultants knowledgeable about, trained and experienced in the testing and Manufacture of Product, (iii) providing, organizing, explaining and interpreting any and all Product testing and/or manufacturing documentation, including, but not limited to, all Testing Technology/Processes and Manufacturing Technology; (iv) assisting and training Sanofi and its representatives how to select, design, configure, procure, produce, assemble, test, qualify, validate, calibrate, maintain, and operate the testing and Manufacturing processes, equipment and lines for testing and manufacturing the Products, or otherwise establish testing and Manufacturing operations at the Sanofi Site; (v) teaching Sanofi and its representatives about the MannKind Technology and its use in connection with the testing and Manufacturing of Products; and (vi) providing reasonable assistance to Sanofi in identifying, contacting and securing supply sources for Insulin and other Raw Materials.

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6.7 Manufacturing Rights.

(a) MannKind acknowledges that the avoidance of shortfalls in the supply of Product in accordance with the purchase orders provided by Sanofi in accordance with the terms of this Agreement (i.e., on-time delivery in full) is critical and of the essence. Subject to Section 14.1, in the event MannKind anticipates that it will be unable to timely supply to Sanofi, in whole or in part for any month of the Forecast, all Product requested for any reason (except to the extent knowingly caused by Sanofi), then MannKind shall promptly notify Sanofi in writing of such shortage, or potential shortage, or inability to timely supply Product and, if possible, the date when MannKind will again be able to supply Product. MannKind will use Commercially Reasonable Manufacturing Efforts to remedy any shortfall of Product as soon as practicable.

(b) If, at any time during the Term, (A) MannKind notifies Sanofi under Section 6.6(a) that it is or will be unable to supply sufficient quantities of Product to meet the Forecasts provided by Sanofi for a period of three (3) consecutive months or longer, (B) MannKind has delivered over the immediately preceding twelve (12) months in aggregate less than ninety-five percent (95%) of the amount of Product specified in purchase orders provided and accepted in accordance with this Agreement by the specified delivery dates, (C) an arbitration panel determines in accordance with Section 12.2 that MannKind has committed an uncured material breach of this Agreement; or (D) MannKind files for protection under bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver, administrator, manager, trustee or like official over its property that is not discharged within ninety (90) days, proposes a written agreement of composition or extension of its debts, is a party to any dissolution, winding-up or liquidation or has any bankruptcy or insolvency petition filed against it which involuntary petition is not discharged within sixty (60) days of the filing thereof or undergoes or suffers any analogous event or process in any jurisdiction (each of (A) through (D), a “Trigger Event”), then, in each case, in addition to all other remedies available to Sanofi under this Agreement, MannKind shall promptly, at Sanofi’s option: (i) select a Third Party contract manufacturer reasonably acceptable to Sanofi, and establish at its own cost the capability of such Third Party contract manufacturer to supply adequate quantities of Product to Sanofi on behalf of MannKind, or (ii) allow Sanofi or its Affiliates or sublicensees to Manufacture Product in the Territory solely for use and sale in the Field in the Territory under the Manufacturing Technology, in order to satisfy Sanofi’s and its Affiliates’ and sublicensees’ requirements of Product (the “Manufacturing Rights”). MannKind shall provide Sanofi with written notice of its ability to recommence Manufacturing and supplying Sanofi with its requirements of Product no less than six (6) months in advance, and the Parties shall discuss in good faith the conditions under which the Third Party contract manufacturer, or Sanofi as the case may be, shall continue to Manufacture certain quantities of the Product in order to maintain Product Manufacturing expertise. For the sake of clarity, MannKind shall solely bear one-hundred percent (100%) of all costs and expenses incurred by MannKind and/or Sanofi in connection with the establishment of the replacement source(s) of supply and associated supply chain described in this Section 6.7(b) (and such costs and expenses shall not be reflected in the Paid Price, Estimated COGS and Cost of Goods), but MannKind shall not be responsible for costs that would otherwise be included in Cost of Goods or for any capital expenditures incurred by Sanofi, its Affiliates, its sublicensees or Third Parties in connection with the establishment of alternate Manufacturing locations under this Section 6.7(b).

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(c) Notwithstanding any other provision of this Agreement to the contrary and without limiting MannKind’s performance of its obligations pursuant to this Agreement (including Section 6.7(b)), if MannKind fails to deliver at least ninety-five percent (95%) of Sanofi’s deliveries by or within ten (10) days after the delivery date specified on the applicable purchase order, subject to the tolerances set forth in Section 3.4 (the “Grace Period”), then, in each case, unless otherwise agreed by Sanofi in writing, MannKind shall pay Sanofi liquidated damages in an amount equal to one-half of one percent (0.5%) of the amounts due per unit of Product that MannKind failed to deliver for each day after the Grace Period that such delivery is delayed (up to a maximum of ten percent (10%)).

ARTICLE 7

REGULATORY

7.1 Regulatory Compliance. MannKind shall comply with all regulatory requirements with respect to Product imposed by Applicable Laws upon MannKind as the Manufacturer of Product. MannKind shall also provide, upon request by Sanofi, information concerning its production processes and quality control procedures with respect to Product. MannKind acknowledges and agrees that (a) it is MannKind’s sole responsibility and obligation to obtain and maintain all drug or device master files relating to Product in the United States; (b) it is MannKind’s sole responsibility and obligation to use Commercially Reasonable Manufacturing Efforts to obtain all drug or device master files relating to Product for each relevant jurisdiction in the Territory other than the United States, and (c) it is MannKind’s sole responsibility and obligation to maintain all obtained drug or device master files relating to Product for each relevant jurisdiction in the Territory other than the United States. MannKind represents and warrants that at the time of Manufacture of Product, the MannKind Facility shall have all approvals required from the FDA or any other Regulatory Authority or otherwise required by Applicable Laws. If MannKind receives a notice or request from the FDA or any other Regulatory Authority relating to the Manufacture of Product, then MannKind shall promptly (and in any event within five (5) business days of receipt of such notice or request) provide a copy of such notice or request to Sanofi. MannKind shall provide Sanofi with a copy of any response or other communication of MannKind to the FDA or any other Regulatory Authority and shall take into account any reasonable requests of Sanofi with respect to revisions or changes thereto.

7.2 FDA and Regulatory Support. MannKind will provide Sanofi and its Affiliates with necessary information and data regarding the Manufacture of Product to the extent necessary for Sanofi and its Affiliates to prepare and defend any inquiries from the FDA or other Regulatory Authorities to satisfy regulatory requirements with respect to Product in the Territory.

7.3 Regulatory Authorities’ Right of Inspection. MannKind shall permit authorized officials of any Regulatory Authorities or other competent Governmental Authority to inspect its facilities, including the equipment used in the Manufacturing, testing, and shipping or receiving of Product, as required or necessary for the granting or maintaining of any Marketing Approval or compliance with Applicable Law. Prior to any such inspection, MannKind shall

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notify Sanofi and Sanofi shall have the right to have its representatives present during such inspections.

7.4 cGMP Compliance and QA Audits. Upon no less than sixty (60) days’ advance written notice to MannKind, Sanofi shall have the right to have representatives visit the MannKind Facility and any other locations at which any Manufacturing activities are undertaken, in each case, during normal business hours to discuss any related issues with MannKind’s Manufacturing and management personnel and to review and inspect (a) MannKind’s Manufacturing and storage facilities, (b) the quality control procedures, and/or (c) any records and reports pertinent to the Manufacture, disposition or transport of Product as may be necessary to evidence MannKind’s compliance with all applicable Marketing Approvals for the Manufacture of Product, including compliance with cGMP. Such visits shall occur no more than once per year, except in the case of audits by Sanofi that are required by Applicable Laws, and except that additional visit(s) may occur in the event of shortages, significant deviations, quality problems or recalls requiring resolution by the Parties. Sanofi shall also have the right to be present at audits and inspections conducted by MannKind of its Third Party manufacturer(s) and Raw Materials suppliers, and MannKind shall give Sanofi thirty (30) days’ notice of such audits and inspections. Sanofi representatives will be advised of the confidentiality obligations of Sanofi under this Agreement and will follow such security, safety and facility access procedures as are reasonably designated by MannKind and its Third Party manufacturer(s) and suppliers, as applicable. MannKind shall provide to Sanofi any audit reports generated by or prepared for MannKind in the conduct of any inspections or audits, which reports shall be deemed Confidential Information of MannKind. Each Party’s costs in conducting inspections or audits under this Section 7.4 shall be borne by the respective Party and shall be considered Allowable Expenses for purposes of Exhibit B to the License Agreement.

7.5 Recall of Product. For any Product, in the event that: (a) any Regulatory Authority in the Territory issues a request, directive or order that Product be recalled or retrieved; (b) a court of competent jurisdiction orders that Product be recalled or retrieved; or (c) Sanofi reasonably determines, after reasonable, good faith discussion with MannKind, that Product should be recalled or retrieved, Sanofi shall promptly notify MannKind of such event (to the extent time allows) and shall conduct such activity and take appropriate corrective actions, and MannKind shall provide such assistance to Sanofi as is reasonably necessary to carry out such activities. All reasonable costs and expenses of such recall and corrective actions shall be equitably allocated between the Parties taking into account the relative fault of Sanofi and the relative fault of MannKind.

7.6 Compliance with Laws. MannKind shall comply with all Applicable Laws in performing its obligations under this Agreement. MannKind represents and warrants to Sanofi that it has and will maintain during the Term all government permits, including, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to the Agreement.

7.7 Documentation. MannKind shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including batch records) and shall maintain complete and adequate records pertaining to the methods and facilities used for the Manufacture, processing, testing, packing, labeling, holding and

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distribution of a Product in accordance with Applicable Laws so that such Product may be used in humans.

7.8 Samples. MannKind shall retain samples of each batch of Product for a period equal to the Product shelf life plus one (1) year (or, if longer, the minimum period required by Applicable Law) after Sanofi’s acceptance of such Product.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

(c) Consents. Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.

(d) No Conflicting Grant of Rights. Such Party has the right to grant the licenses and rights as contemplated under this Agreement and has not, and will not during the Term, grant any right to any Third Party which would conflict with the licenses and rights granted to the other Party hereunder.

8.2 Product Warranty. MannKind represents and warrants that Product delivered hereunder will (a) be Manufactured by MannKind in accordance with all applicable Marketing Approvals, cGMPs and other Applicable Laws, (b) conform to Product Specifications at the time of delivery, (c) not be adulterated or mislabeled under Applicable Laws, (d) at the time of delivery, be free and clear of any lien or encumbrance, (e) be supplied in accordance and compliance with the Quality Agreement, and (f) meet quality and purity characteristics that it purports or is represented to possess through its assigned expiry date. Sanofi’s remedies and MannKind’s liability with respect to this warranty are set forth in Section 5.3 and as otherwise

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expressly set forth in this Agreement. In no event shall any failure to comply with any representation or warranty in this Section 8.2 that is caused by or results from any failure of Insulin supplied by Sanofi or its Affiliate to conform to any representations and warranties in the supply agreement for such Insulin, including the failure of such Insulin to conform to the specifications therefor, be deemed a breach of these representations and warranties or entitle Sanofi to any remedy or subject MannKind to any liability under this Agreement.

8.3 No Debarred or Disqualified Persons. MannKind represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions or by the applicable Regulatory Authority in any country or jurisdiction in the Territory outside the United States under comparable regulations, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions or by the applicable Regulatory Authority in any country or jurisdiction in the Territory outside the United States under comparable regulations. In addition, MannKind represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, MannKind or any person employed or retained by it to perform under this Agreement (i) comes under investigation by the FDA or by the applicable Regulatory Authority in any country or jurisdiction in the Territory outside the United States for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, MannKind shall immediately notify Sanofi of same.

8.4 Insulin Supply. MannKind represents and warrants that it has provided Sanofi with a true and complete (except with respect to redactions of confidential information) copy of MannKind’s binding and enforceable supply agreement for purchase of Insulin from Amphastar (the “Amphastar API Supply Agreement”). MannKind shall not, without the prior written approval of Sanofi (in its sole discretion), terminate, amend or otherwise modify the Amphastar API Supply Agreement in any manner that would reasonably be expected to result in the decrease (annually or in the aggregate) in the amount of Insulin supplied to MannKind thereunder.

8.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE LICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON- INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF PRODUCT.

8.6 Limitation of Liability. EXCEPT FOR LIABILITY FOR PAYMENTS IN ACCORDANCE WITH ARTICLE 4 AND LIABILITY FOR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN

24.

CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR RIGHT GRANTED HEREUNDER; provided, however, that this Section 8.6 shall not be construed to limit either Party’s indemnification obligations with respect to Third Party Claims under Article 11.

ARTICLE 9

CONFIDENTIALITY

Confidential Information shall be treated in accordance with Article 8 of the License Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall continue until the expiration or termination of the License Agreement in its entirety unless this Agreement is terminated earlier pursuant to Section 10.2 (the “Term”).

10.2 Early Termination. The Parties may terminate this Agreement in its entirety before the end of the Term as follows:

(a) by mutual written agreement of the Parties; or

(b) upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (forty-five (45) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such ninety (90) day (forty-five (45) days with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period.

10.3 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

10.4 Effect of Expiration or Termination; Surviving Obligations.

(a) Effect of Termination. Upon termination or expiration of this Agreement all rights and obligations of the Parties under this Agreement shall terminate.

(b) Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such Party then in its possession, except for one copy which may be kept in such Party’s counsel’s office for archival purposes and except to the extent a Party retains the right to use such Confidential Information pursuant to any license granted under the License Agreement which survives termination or expiration of the License Agreement, as applicable.

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(c) Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Articles 1, 9, 12 and 14 and Sections 4.2, 4.4, 7.7, 7.8, 8.5, 8.6, 10.3, 10.4, 11.1, 11.2 and 11.3, which sections and Articles shall survive in accordance with their terms.

10.5 Exercise of Right to Terminate. The rightful use by either Party hereto of a termination right provided for under this Agreement shall not, in itself, give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

10.6 Damages; Relief. Subject to Section 10.5 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

10.7 Rights Upon Bankruptcy. The Parties acknowledge and agree that for purposes of the Bankruptcy Laws, this Agreement and the License Agreement shall be deemed to be one integrated whole agreement and shall therefore be subject to the provisions of Section 13.4 of the License Agreement, which is incorporated herein by reference.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification of MannKind. Sanofi shall indemnify and hold harmless each of MannKind and its Affiliates and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “MannKind Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) incurred by any MannKind Indemnitee, arising from, or occurring as a result of: (a) gross negligence or willful misconduct in connection with Sanofi’s performance of its obligations or exercise of its rights under this Agreement; or (b) any material breach of any representations, warranties or covenants by Sanofi under this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of MannKind set forth in Section 11.2.

11.2 Indemnification of Sanofi. MannKind shall indemnify and hold harmless each of Sanofi and its Affiliates and the directors, officers and employees of such entities and the successors and assigns of any of the foregoing (the “Sanofi Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any Sanofi Indemnitee, arising from, or occurring as a result of: (a) gross negligence or willful misconduct in connection with MannKind’s performance of its obligations or exercise of its rights under this Agreement; or (b) any material breach of any representations, warranties or covenants (including a failure to timely supply all required quantities ordered in accordance with the terms of this Agreement) by MannKind under this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Sanofi set forth in Section 11.1.

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11.3 Procedure. Any of the MannKind Indemnitees or Sanofi Indemnitees, as applicable, that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

11.4 Insurance. Each Party, at its own expense, shall maintain appropriate general liability insurance and product liability insurance with respect to its activities under this Agreement in an amount consistent with industry standards during the Term. MannKind agrees that Sanofi may satisfy its obligations under this Section 11.4 through self-insurance.

ARTICLE 12

DISPUTE RESOLUTION AND GOVERNING LAW

12.1 Disputes. In the event of any dispute arising out of or relating to this Agreement or either Party’s rights or obligations hereunder, except as otherwise provided in this Agreement, the Party wishing to invoke dispute resolution proceedings shall send to the other Party, in accordance with the notice provisions set forth in Section 14.8, a written notice of dispute indicating that such notifying Party wishes to invoke such negotiations pursuant to this Section 12.1 and that sets out in reasonable detail the claims asserted, the nature of the dispute, any facts that are or are not in dispute, and the intended treatment and effect of such pending dispute (“Notice of Dispute”). The Parties shall, through their respective executive officers, first meet and attempt to resolve the dispute in face-to-face negotiations. Unless otherwise agreed in writing by the Parties, this meeting shall occur within fifteen (15) days after either Party provides such notice of dispute to the other Party. If the Parties are unable to resolve such dispute through such negotiations within the earlier of (x) sixty (60) days after the meeting referenced in this Section 12.1 or (y) sixty (60) days after receipt of the Notice of Dispute (or such longer period agreed in writing by the Parties) (“Arbitration Deadline”), then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be resolved by binding arbitration in accordance with Section 12.2.

12.2 Arbitration. Any disputes to be resolved by binding arbitration pursuant to Section 12.1shall be resolved in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce of Paris by a panel of three (3) independent and neutral experienced arbitrators, one (1) chosen by MannKind, one (1) chosen by Sanofi, and the third (3rd) chosen by the foregoing two (2) arbitrators (with such third acting as the chairperson of the panel). The place of arbitration shall be New York, New York. Any arbitration shall be

27.

conducted in the English language and the arbitrators shall use the governing law provided for in Section 12.4. The arbitration panel shall issue its decision and award by reasoned, written decision within one (1) year after appointment of the chairperson of the arbitration panel. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both MannKind and Sanofi. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations. Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for the fees and costs of the arbitrators. Each Party agrees to fully perform and satisfy any arbitration award made against it within fifteen (15) days of the service of the award. The taking of evidence in the arbitration shall be guided by the International Bar Association’s 2010 Rules on the Taking of Evidence in International Commercial Arbitration (“IBA Guidelines on Evidence”); provided, however, that the arbitrators shall permit such pre-hearing discovery and such presentation of evidence at any Evidentiary Hearing (as defined in the IBA Guidelines on Evidence) as, in each case, is reasonably necessary for a full and fair understanding and resolution of any legitimate issue raised in the arbitration. The arbitration panel shall ensure that document disclosures are conducted on a timely basis. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence. For the sake of clarity, any disputes that arise under both this Agreement and the License Agreement may be consolidated in a single arbitration. Any settlement discussions or arbitration proceedings occurring under this Agreement shall be conducted in strict confidence. Except as necessary to enforce an award or as required by law, no information or documents produced, generated or exchanged in connection with settlement discussions or arbitration proceedings (including any award(s) that might be rendered by the arbitration panel) shall be disclosed to any person other than counsel without the prior written consent of all Parties to the settlement or arbitration proceedings. This restriction shall not apply to public records or other documents obtained by the Parties in the normal course of business independent of any settlement discussions or arbitration proceedings.

12.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings.

12.4 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-

28.

1402 of New York General Obligations Law. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

ARTICLE 13

INSULIN PUT OPTION

For purposes of this Article 13, the following terms shall have the following meanings:

“[…***…] Insulin” means (i) […***…], and (ii) […***…].

“Put Closing Date(s)” means the date(s) that occur (i) thirty (30) days following delivery of the Insulin Exercise Notice by MannKind for […***…] Insulin […***…], and, if applicable, (ii) thirty (30) days following […***…].

13.1 If this Agreement expires or terminates because the License Agreement is terminated by MannKind pursuant to Section 12.2 or 12.4 thereof, or by Sanofi pursuant to Section 12.3(a) thereof, MannKind shall have the option (the “Insulin Put Option”), exercisable by providing written notice (the “Insulin Exercise Notice”) to Sanofi within thirty (30) days following the effective date of such expiration or termination, to sell to Sanofi, and if such option is exercised by MannKind, Sanofi shall purchase, the lesser of (i) 65% of each lot of […***…] Insulin, at the […***…] (“Insulin Price”) and (ii) such equal percentage of each lot of […***…] Insulin representing an Insulin Price of US$50 million in the aggregate, at the Insulin Price. For the avoidance of doubt, in no event shall the aggregate Insulin Price payable by Sanofi pursuant to MannKind’s exercise of the Insulin Put Option exceed US$50 million.

13.2 The closing of the transactions contemplated above shall occur on each Put Closing Date. The sale shall be Ex Works (INCOTERMS 2010) and upon each Put Closing Date MannKind shall make the purchased Insulin available to Sanofi at the location at which it is stored.

ARTICLE 14

GENERAL PROVISIONS

14.1 Intervening Events. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including: fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or

***Confidential Treatment Requested

29.

other labor disturbance (save where such strike, lockout, or other labor disturbance is initiated by the employees of the Party which seeks to rely on this clause), acts of God or any acts, omissions or delays in acting of the other Party) (an “Intervening Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Intervening Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. If either Party becomes aware that such an Intervening Event has occurred, is imminent or likely, it will immediately notify the other Party. The Party which is subject to such Intervening Event shall exert all reasonable efforts to overcome it. Such Party will keep the other informed as to the progress of overcoming such Intervening Event.

14.2 Waiver of Breach. The failure of either Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights at a later time to enforce such rights. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

14.3 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligation. Either Party may use one or more of its Affiliates to perform its obligation hereunder, provided that the Parties will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.4 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

14.5 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate, in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.6 Entire Agreement. This Agreement (including the Schedules attached hereto and any letter delivering information referenced herein) and the License Agreement (including the Exhibits attached thereto) constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not)

30.

other than as expressly set out in this Agreement or the License Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

14.7 Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

14.8 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To MannKind: MannKind Corporation 28903 North Avenue Paine Valencia, California 91355 USA Telephone: (661) 775-5300 Facsimile: (661) 775-2086 Attention: General Counsel	To Sanofi: Sanofi c/o Genzyme 500 Kendall Street Cambridge, MA 02142 Telephone: +1 617 768 6527 Facsimile: +1 617 252 7600. Attention: Vice President, Corporate Business Development

with a copy to: Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Telephone: (858) 550-6000 Facsimile: (858) 550-6420 Attention: L. Kay Chandler, Esq.	with a copy to: Sanofi 54 Rue La Boétie, 75008 Paris, France Telephone: +33 1 53 77 90 24 Facsimile: +33 1 53 77 43 03 Attention: General Counsel

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail or nationally recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the JAC.

14.9 Assignment. This Agreement shall not be assignable, pledged or otherwise transferred, nor may any right or obligations hereunder be assigned, pledged or transferred, by

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either Party to any Third Party without the prior written consent of the other Party, which consent, in the event of a financing transaction by the Party asking for consent, shall not be unreasonably withheld, conditioned or delayed by the other Party; except either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise; provided that intellectual property rights that are owned or held by the acquiring Person to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. In addition, either Party shall have the right to assign or otherwise transfer this Agreement to an Affiliate upon written notice to the non-assigning Party; provided, however, the assigning or transferring Party shall continue to remain liable for the performance of this Agreement by such Affiliate, and, prior to the Effective Date, Sanofi may assign this Agreement to any Affiliate. Nothing herein shall be deemed to prohibit MannKind or any of its Affiliates from granting a security interest in this Agreement and any rights hereunder to any Third Party in connection with any financing transaction to the extent provided under (and subject to the restrictions on the rights of secured parties contained in) Sections 9-406 and 9-408 of the New York Uniform Commercial Code. In addition, MannKind or any Affiliate of MannKind shall have the right to sell, assign, pledge or otherwise transfer any accounts and payment intangibles (each as defined under the New York Uniform Commercial Code but including, for the avoidance of doubt, rights to payment of MannKind pursuant to Articles 4 and 13) in connection with any financing transaction. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 14.9 shall be null and void.

14.10 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Sanofi and MannKind. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

14.11 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive; (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section or other subdivision; (d) references in this Agreement to “days” shall mean calendar days; (e) the singular shall include the plural and vice versa; and (f) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under IFRS, or if not defined by IFRS, the meaning applied to it by Sanofi in preparing its publicly reported financial statements, in each case, consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.

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14.12 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

14.13 MannKind Third Party Manufacturer. The Parties acknowledge and agree that MannKind may, with the prior written approval of Sanofi (such approval not to be unreasonably withheld, conditioned or delayed), use Third Party manufacturers to Manufacture and supply Product under this Agreement and that the terms “MannKind shall” or “MannKind will” or the like, shall be deemed to be followed by the words “or MannKind’s designated Third Party manufacturer will” or “or “MannKind’s designated Third Party manufacturer shall” or “MannKind shall require that its designated Third Party manufacturer shall” or the like, with respect to MannKind’s Manufacturing and supply obligations herein. For the avoidance of doubt, no Third Party Manufacturing (other than Third Party Manufacturing as described in the Regulatory Filing on the Execution Date) shall be deemed to have been agreed upon by Sanofi by the sole virtue of this Article, and any additional Third Party manufacturer shall be subjected to the rules as set forth in the remainder of this Agreement, and the Quality Agreement. In the event that MannKind uses Third Party manufacturers to Manufacture and supply Product under this Agreement, MannKind shall be responsible for the performance of this Agreement by such Third Party manufacturers.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the Execution Date.

SANOFI-AVENTIS DEUTSCHLAND GMBH

By:	/s/ Siregar
Name:	Siregar
Title:	VP HR Sanofi Germany

By:	/s/ ppa. Bergmann
Name:	Bergmann
Title:	Head of Finance

[SIGNATURE PAGE TO SUPPLY AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the Execution Date.

MANNKIND CORPORATION

By:	/s/ Matthew J. Pfeffer
Name:	Matthew J. Pfeffer
Title:	CFO

[SIGNATURE PAGE TO SUPPLY AGREEMENT]

SCHEDULE A

ESTIMATED COGS

(From the Effective Date until December 31, 2015)

Estimated Annual Volume (total cartridges, in millions)	Cost in US$ per thousand cartridges for all such cartridges
	4U cartridges	8U cartridges	12U cartridges	16U cartridges
Less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]

Notes:

In Calendar Year 2015, the Estimated COGS assumes […***…] per gram Insulin.

***Confidential Treatment Requested

SCHEDULE B

COGS CAP

For purposes of determining Paid Price, the COGS Cap for a specified dosage strength shall be the sum of (i) the cost of Insulin, which is determined by multiplying the weighted average price of Insulin in US Dollars per gram (as specified in Section 4.1(b)(i)) for the applicable Calendar Year by the yield and potency factor set forth in Table B-1; and (ii) the corresponding amount set forth in Table B-2 contained in the volume band corresponding to the Estimated Annual Volume.

For purposes of determining Cumulative COGS, the COGS Cap shall be the aggregate sum for all dosage strengths of (i) the cost of Insulin, which is determined by multiplying the weighted average price of Insulin in US Dollars per gram (as specified in Section 4.1(b)(i)) for the applicable Calendar Year by the yield factors set forth in Table B-1; and (ii) the corresponding amounts set forth in Table B-2 contained in the volume band corresponding to the actual total volume of cartridges for the applicable Calendar Year.

Table B-1:

Insulin cost per thousand cartridges for all such cartridges
	4U cartridges	8U cartridges	12U cartridges	16U cartridges
At all volumes	Insulin Price x [...***...]	Insulin Price x [...***...]	Insulin Price x [...***...]	Insulin Price x [...***...]

***Confidential Treatment Requested

Table B-2

If Sanofi terminates this Agreement pursuant to Section 10.2(b) hereof, or the License Agreement pursuant to Section 12.2(a) or (b) thereof, the applicable annual volume used in computation of the COGS Cap shall be equal to the actual volume for such portion of the applicable Calendar Year divided by the number of days elapsed in the applicable Calendar Year prior to the effective date of such termination multiplied by 365.

Annual volume (total cartridges for all dosages, in millions)*	Maximum cost, not including Insulin, in $US per thousand cartridges for all such cartridges
	4U	8U	12U	16U
Less than [...***...] million	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]
Equal to or greater than [...***...] but less than [...***...]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

Equal to or greater than [...***...] but less than [...***...]	[...***...]	[...***...]	[...***...]	[...***...]

*	For the avoidance of doubt, any Product which is ordered by Sanofi in accordance with the terms of this Agreement but not delivered by MannKind in a timely fashion (for whatever reason) shall be included for purposes of calculating the annual volume of cartridges.

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SCHEDULE C

SAMPLE COGS CALCULATIONS

Example 1. Determining Insulin cost

Insulin cost per thousand cartridges for all such cartridges
	4U cartridges		8U cartridges		12U cartridges		16U cartridges
At all volumes		Insulin Price x [...***...]		Insulin Price x [...***...]		Insulin Price x [...***...]		Insulin Price x [...***...]
Weighted average Insulin price of $[...***...] per gram	$	[...***...]	$	[...***...]	$	[...***...]	$	[...***...]
Weighted average Insulin price of $[...***...] per gram (i.e., [...***...])	$	[...***...]	$	[...***...]	$	[...***...]	$	[...***...]
Weighted average Insulin price of $[...***...] per gram (i.e., [...***...])	$	[...***...]	$	[...***...]	$	[...***...]	$	[...***...]

Example 2 Determining the COGS Cap for purposes of Paid Price:

Estimated Annual Volume = […***…]

Weighted average Insulin price: $ […***…]

For 4U cartridges: $ […***…] (per thousand)

For 8U cartridges: $ […***…] (per thousand)

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Example 3. Determining the COGS Cap for purposes of Cumulative COGS

Actual total volume = […***…], of which […***…] were 4U and […***…] were 8U.

Weighted average Insulin price: $ […***…]

For 4U cartridges:	$ [...***...] (per thousand)
$ [...***...]

For 8U cartridges:	$[…***…] (per thousand)
$ [...***...]

Cumulative COGS cannot exceed $ […***…].

Example 4. True-Up

Actual total volume = […***…], of which […***…] were 4U and […***…] were 8U.

Weighted average insulin price: $[…***…]

Cumulative COGS Cap: $[…***…] (from Example 3)

A. If Cumulative COGS < Cumulative Price Paid

For 4U Cartridges (per thousand):
Price Paid:	$[…***…]
Actual COGS:	$[…***…]

For 8U Cartridges (per thousand):
Price Paid:	$[…***…]
Actual COGS:	$[…***…]

Cumulative Price Paid: $[…***…]

Cumulative COGS = $[…***…] (< Cumulative COGS Cap of $[…***…])

MannKind True-Up Payment to Sanofi: $[…***…]

B. Cumulative Price Paid < Cumulative COGS < COGS Cap

For 4U Cartridges (per thousand):

Price Paid: $[…***…]

Actual COGS: $[…***…]

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For 8U Cartridges (per thousand):
Price Paid:	$[…***…]
Actual COGS:	$[…***…]

Cumulative Price Paid: $[…***…]

Cumulative COGS = $[…***…] (< Cumulative COGS Cap of $[…***…])

Sanofi True-Up Payment to MannKind: $[…***…]

C. Cumulative Price Paid < Cumulative COGS but Cumulative COGS > COGS Cap

For 4U Cartridges (per thousand):
Price Paid:	$[…***…]
Actual COGS:	$[…***…]

For 8U Cartridges (per thousand):
Price Paid:	$[…***…]
Actual COGS:	$[…***…]

Cumulative Price Paid: $[…***…]

Cumulative COGS = $[…***…] (> Cumulative COGS Cap of $[…***…])

Sanofi True-Up Payment to MannKind: $[…***…]

Example 5. Effect of inflation on calculation of COGS Cap

CPI increase during 2015 – 4%

CPI increase during 2016 – 3%

Insulin ceiling price in Section 4.1(b)(i)(B) for 2017 = $[…***…]

Insulin ceiling price in Section 4.1(b)(i)(C) for 2017 = $[…***…]

Annual volume (total cartridges for all dosages, in millions)	Maximum cost, not including Insulin, in $US per thousand cartridges for all such cartridges
	4U	8U	12U	16U
Equal to or greater than [...***...] but less than [...***...]	$[…***…]	$[…***…]	$[…***…]	$[…***…]

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Example 6 Calculation of Price per SKU

If an SKU contains […***…] cartridges of “4U” and […***…] cartridges of “8U”, then the price applied during the Calendar Year for that SKU shall be […***…] times the Paid Price of one “4U’ cartridge plus […***…] times the Paid Price of one “8U” cartridge.

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SCHEDULE D

CAPA OBLIGATIONS

[…***…]

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SCHEDULE E

INITIAL FORECAST

[…***…]

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